SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   FORM 12b-25

                                                Commission File Number 000-27237
NOTIFICATION OF LATE FILING
(Check One): Form 10-K[ ] Form 11-K[ ] Form 20-F[ ] Form 10-Q[ X] Form N-SAR
For Period Ended:  March 31, 2002
[ ]Transition Report on Form 10-K
[ ]Transition Report on Form 10-Q
[ ]Transition Report on Form 20-F
[ ]Transition Report on Form N-SAR
[ ]Transition Report on Form 11-K
For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                         PART I. REGISTRANT INFORMATION
                          HAND BRAND DISTRIBUTION, INC.
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                             Full name of registrant

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                            Former name if applicable
                              9845 N.E. 2ND AVENUE
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            Address of principal executive office (STREET AND NUMBER)
                             MIAMI SHORES, FL 33138
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                               City, State and Zip

                        PART II. RULE 12b-25 (b) AND (c)
         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)
[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached.


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                                                                     FORM 12b-25
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                               PART III. NARRATIVE
         State below in reasonable detail the reasons why Form 10-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

         The Quarterly Report on Form 10-QSB for the period ended March 31, 2002 of Hand Brand Distribution, Inc. (the "Company") cannot be timely filed, without unreasonable effort and expense due to recent transactions with other parties and are awaiting additional financial information. This Notification of Late Filing is being submitted to preserve the timeliness of the filing of the Quarterly Report on Form 10-QSB.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

              Nicolas Wollner                       (212)       982-6400
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                  (Name)                          (Area code) (Telephone number)
         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s). [ ] Yes [x] No   10-QSB for the period ended 3/31/02.
         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X ] No
         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                          HAND BRAND DISTRIBUTION, INC.
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                  (Name of registrant as specified in charter)
Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  May 15, 2002                              By: /s/ Nicolas Wollner
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                                                   Name:  Nicolas Wollner
                                                   Title: President
         INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
                                    ATTENTION
         Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).